Exhibit 4.4

DESCRIPTION OF SHARE CAPITAL

The following summary of Kestra Medical Technologies, Ltd.’s share capital is based on and qualified by our memorandum of association and our amended and restated bye-laws, both of which are filed as exhibits to our Annual Report on Form 10-K. Throughout this exhibit, references to “we,” “Company,” “our,” and “us” refer to Kestra Medical Technologies, Ltd.

As of the filing date of our Annual Report on Form 10-K for the fiscal year ended April 30, 2025, our authorized share capital consists of 100,000,000 common shares with a par value of US$1.00 per share. Pursuant to our amended and restated bye-laws, subject to the requirements of the Nasdaq Global Select Market, and to any resolution of the shareholders to the contrary, our Board of Directors is authorized to issue any of our authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares provided our common shares remain listed on an appointed stock exchange, which includes the Nasdaq Global Select Market.

Common Shares

Dividend Rights

Under Bermuda law, a company may not declare or pay dividends, or make distributions out of contributed surplus, if there are reasonable grounds for believing that (1) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (2) the realizable value of its assets would thereby be less than its liabilities. “Contributed surplus” is defined for purposes of Section 54 of the Companies Act to include the proceeds arising from donated shares, credits resulting from the redemption or conversion of shares at less than the amount set up as nominal capital and donations of cash and other assets to the company. Under our amended and restated bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our Board of Directors, subject to any preferred dividend right of the holders of any preference shares. We do not anticipate paying cash dividends in the foreseeable future.

Voting Rights

Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our amended and restated bye-laws, ordinary resolutions to be approved by holders of common shares require approval by a simple majority of votes cast by shareholders entitled to vote at a quorate meeting or by written resolution.

Majority shareholders do not generally owe any duties to other shareholders to refrain from exercising all of the votes attached to their shares.

The key powers of our shareholders include the power to alter the terms of our memorandum of association and to approve and thereby make effective any alterations to our amended and restated bye-laws made by the Board of Directors. Pursuant to Bermuda law, dissenting shareholders holding 20% in par value of our issued share capital may apply to the court to annul or vary an alteration to our memorandum of association. A majority vote against an alteration to our amended and restated bye-laws made by the Board of Directors prevents the alteration from becoming effective. Other key powers are to approve the alteration of our capital, including a reduction in share capital, to approve the removal of a director, to resolve that we will be wound up or discontinued from Bermuda to another jurisdiction or to enter into an amalgamation, merger or winding up. Under the Companies Act, all of the foregoing corporate actions require approval by an ordinary resolution (a simple majority of votes cast), unless a company’s bye-laws provide otherwise, which our amended and restated bye-laws do. Our amended and restated bye-laws provide that the Board of Directors may, with the sanction of a resolution passed by shareholders holding at least a majority of the issued shares entitled to vote and present in person or by proxy at a general meeting with the necessary quorum for such meeting being two persons at least holding or representing a majority of our issued shares entitled to vote at such meeting (provided that if the Company has only one shareholder, one shareholder present in person or by proxy is a quorum for such meeting), amalgamate or merge us with another company. In addition, our amended and restated bye-laws permits us to reduce our issued share capital with the authority of an ordinary resolution of the shareholders. Not less than ten days’ prior written notice of any resolution to reduce our issued share capital and a copy of such resolution shall be circulated to all shareholders who would be entitled to vote on the resolution at a general meeting at which the resolution could have been considered.

The Companies Act provides that a company shall not be bound to take notice of any trust or other interest in its shares. There is a presumption that all the rights attaching to shares are held by, and are exercisable by, the registered holder, by virtue of being registered as a member of the company. Our relationship is with the registered holder of our shares. If the registered holder of the shares holds the shares for someone else (the beneficial owner), then the beneficial owner is entitled to the shares and may give instructions to the registered holder on how to vote the shares. The Companies Act provides that the registered holder may appoint more than one proxy to attend a shareholder meeting, and consequently where rights to shares are held in a chain the registered holder may appoint the beneficial owner as the registered holder’s proxy.

Pre-emptive or Conversion Rights

The Companies Act does not, and our amended and restated bye-laws do not, confer any pre-emptive or sinking fund rights attached to our common shares.

Redemption, Repurchase and Surrender of Shares

Subject to certain balance sheet restrictions, the Companies Act permits a company to purchase its own shares if it is able to do so without becoming cash flow insolvent as a result. Where a company purchases its own shares, such shares may be cancelled (in which event, the company’s issued, but not its authorized, capital will be diminished accordingly) or held as treasury shares. The restrictions are that the par value of the share must be charged against the company’s issued share capital account or a company fund which is available for dividend or distribution or be paid for out of the proceeds of a fresh issue of shares. Any premium paid on the repurchase of shares must be charged to the company’s current share premium account or charged to a company fund which is available for dividend or distribution. The Companies Act does not impose any requirement that the directors shall make a general offer to all shareholders to purchase their shares pro rata to their respective shareholdings. Our amended and restated bye-laws do not contain any specific rules regarding the procedures to be followed by us when purchasing our common shares, and consequently the primary source of our obligations to shareholders are the rules of the Nasdaq Global Select Market.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Preference Shares

Pursuant to Bermuda law and our amended and restated bye-laws, our Board of Directors may, by resolution, establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by our Board of Directors without any further shareholder approval. Such rights, preferences, powers and limitations, as may be established, could have the effect of discouraging an attempt to obtain control of our company.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (1) with the consent in writing of the holders of 75% of the issued shares of that class; or (2) with the sanction of a resolution passed by a simple majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum of two or more persons holding (or representing by proxy) at least one-third of the issued shares of the applicable class is present. Our amended and restated bye-laws specify that the creation or issue of shares ranking equally with existing preference shares do not, unless expressly provided by the terms of issue of existing preference shares, vary the rights attached to existing preference shares. In addition, the creation or issue of preference shares ranking prior to common shares are not deemed to vary the rights attached to common shares or, subject to the terms of any other class or series of preference shares, to vary the rights attached to any other class or series of preference shares.

Transfer of Shares

Our Board of Directors may, in its absolute discretion and without assigning any reason, refuse to register the transfer of a share on the basis that it is not fully paid. Our Board of Directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our Board of Directors shall reasonably require and must refuse to register the transfer unless all applicable consents, authorizations and permissions of any governmental agency or body in Bermuda have been obtained. Subject to these restrictions, a holder of common shares may transfer the title to all or any of his common shares by completing a form of transfer in such common form as our Board of Directors may accept. If required, the instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our Board of Directors may accept the instrument signed only by the transferor. Our common shares may also be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Companies Act. Notwithstanding the foregoing, shares that are listed may be transferred in accordance with the rules and regulations of the exchange on which the shares are listed.

Meetings of Shareholders

Under Bermuda law, a company is required to convene an annual general meeting of shareholders each calendar year (the “annual general meeting”). However, the shareholders may by resolution waive this requirement, either for a specific year or period of time, or indefinitely. When the requirement has been so waived, any shareholder may, on notice to the company, terminate the waiver no more than three months before the end of the year, in which case an annual general meeting must be called. We have chosen not to waive the convening of an annual general meeting.

Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person entitled to receive notice does not invalidate the proceedings at a meeting. Our amended and restated bye-laws provide that at least ten days but not more than sixty days advance notice be given to shareholders entitled to receive notice of the annual general meeting and of any special general meeting.

Our amended and restated bye-laws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors. In order for any matter to be “properly brought” before a meeting, a shareholder has to comply with advance notice requirements and provide us with certain information. Our amended and restated bye-laws allow the chairperson of the meeting of shareholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.

These provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Access to Books and Records and Dissemination of Information

Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company’s memorandum of association, including its objects and powers, and certain alterations to the memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented in the annual general meeting (unless all the shareholders and all of the directors agree to dispense with this requirement). The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election and Removal of Directors

Our amended and restated bye-laws provide that, except in relation to the right of the holders of any series of preference shares to elect additional directors, our Board of Directors shall be a minimum number of six directors and a maximum number of eleven directors, or such number in excess thereof as the Company may from time to time determine by resolution of the Board of Directors. Until our 2031 annual meeting of Shareholders (the “2031 Annual Meeting”, our Board of Directors will consist of three classes of directors (other than those directors elected by the holders of any series of preference shares, voting separately as a series or together with one or more other such series, as the case may be). Prior to the 2031 Annual Meeting, each director serves a three-year term. From and after the 2031Annual Meeting, our Board of Directors will be declassified and our directors will be elected to hold office for a one-year term expiring at the next annual general meeting of shareholders.

To be elected, directors must receive a majority of the votes cast by shareholders who are entitled to vote at the applicable shareholder meeting; provided that where the number of persons validly proposed for re-election or election as a director is greater than the number of directors to be elected, the persons receiving the most votes (up to the number of directors to be elected) will be elected as directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such directors. Any one or more vacancies on the Board of Directors not filled at any general meeting, and any new vacancy created by the Board of Directors as a result of increasing the size of the Board of Directors, can be filled by the Board. Prior to the Triggering Annual Meeting, a director so appointed shall hold office for a term that shall coincide with the remaining term of its class of directors. From and after the Triggering Annual Meeting, a director so appointed will hold office until the next election of directors and until his or her successor will be elected and qualified, subject to prior death, resignation, retirement, disqualification or removal from office.

Subject to the rights of the holders of any series of preferred shares, a director may be removed by the shareholders with or without cause with the affirmative vote of the holders of a majority of the issued shares entitled to vote; provided that from and after the Trigger Event, a director may be removed, only with cause, by a resolution passed by shareholders holding at least 66 2/3% of the issued shares entitled to vote.

Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

Our amended and restated bye-laws to be in effect upon the closing of this offering will provide that we shall indemnify our directors and any officers appointed by our Board of Directors to the fullest extent permitted by applicable law; provided, however, that if a director or an officer is a party to an indemnification agreement with us, then the terms of the indemnification agreement shall apply instead of the provisions in our amended and restated bye-laws.

Amendment of memorandum of association and Bye-laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders. Our amended and restated bye-laws generally provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, nor shall our memorandum of association be altered or amended, save in accordance with the Companies Act and unless such change has been approved by a resolution of our Board of Directors and by a resolution of our shareholders. However, from and after the Trigger Event, no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, nor shall our memorandum of association be altered or amended, save in accordance with the Companies Act and unless such change has been approved by a resolution of our Board of Directors and a resolution passed by shareholders holding at least 66 2/3% of all issued shares entitled to vote thereon.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Supreme Court of Bermuda. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amalgamations and Mergers

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of at least 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company. Our amended and restated bye-laws provide that the approval of the amalgamation or merger agreement by at least a majority of the issued shares entitled to vote and present in person or by proxy at the applicable meeting shall be sufficient (other than in respect of any amalgamation or merger constituting a “business combination”), and the quorum for such meeting shall be two or more persons holding or representing at least a majority of the issued shares entitled to vote; provided that if the company shall at any time have only one shareholder, one shareholder present in person or by proxy shall form a quorum for such meeting.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of the giving of the notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Business Combinations

Although the Companies Act does not contain specific provisions regarding “business combinations” between companies organized under the laws of Bermuda and “interested shareholders,” we have included these provisions in our amended and restated bye-laws. Specifically, our amended and restated bye-laws contain provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the time of the transaction in which the person became an interested shareholder, unless:

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prior to the time that the shareholder became an interested shareholder, our Board of Directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

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upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our issued voting shares outstanding at the time the transaction commenced; or

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after the time of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by our Board of Directors and authorized at an annual general meeting or special general meeting of shareholders by the affirmative vote of at least 66 2/3% of our issued shares entitled to vote that are not owned by the interested shareholder.

For purposes of these provisions, a “business combination” includes mergers, amalgamations, consolidations, exchanges, asset sales, leases, issues or transfers of shares or other securities and certain other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is any person or entity that beneficially owns 15% or more of our issued and outstanding voting shares (other than Bain Charger Holdings, L.P. (“Bain Charger”) and its affiliates) and any affiliate or associate of that person or entity.

Shareholder Suits and Choice of Forum

Shareholder class actions and derivative actions are generally not available to shareholders under Bermuda law in the same way that they are under the laws in the United States. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be ultra vires or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Our amended and restated bye-laws provide that, unless we, in writing, select or consent to the selection of an alternate forum, the Supreme Court of Bermuda shall be the exclusive forum for any dispute that arises under the Companies Act or out of or in connection with our amended and restated bye-laws, including any question regarding the existence, validity, application, enforceability or scope of any bye-law and/or whether there has been any breach of the Companies Act or our amended and restated bye-laws or any breach of a duty (including any fiduciary duty) by, or other wrongdoing by, a current or former officer, director, employee, agent or shareholder of the Company to the Company or its shareholders (whether or not such a claim is brought in the name of a shareholder or in the name of the Company). Further, unless we select or consent to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against the Company or any director, officer, employee or agent of the Company. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act.

Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring an interest in any of our common shares shall be deemed to have notice of and to have consented to the forum provisions in our amended and restated bye-laws. It is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our amended and restated bye-laws is inapplicable or unenforceable.

Capitalization of Profits and Reserves

Pursuant to our amended and restated bye-laws, our Board of Directors may (1) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares) to the shareholders; or (2) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Untraced Shareholders

Our amended and restated bye-laws provide that our Board of Directors may forfeit any dividend or other monies payable in respect of any shares that remain unclaimed for six years from the date when such monies became due for payment and as such will cease to remain owing by the Company. In addition, we are entitled to cease sending dividend warrants and checks by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquires have failed to establish the shareholder’s new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Euro, and there are no restrictions on our ability to transfer funds (other than funds denominated in Euros) in and out of Ireland or to pay dividends to U.S. residents who are holders of our common shares.

The Bermuda Monetary Authority has given its general permission for the issue and free transferability of all of the common shares that are the subject of this offering to and between residents and non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the Nasdaq Global Select Market. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust.

Economic Substance Act

Bermuda’s economic substance laws are contained in the Economic Substance Act 2018, as amended, and the Economic Substance Regulations 2018, as amended (together the “ESA”). The ESA was enacted to demonstrate Bermuda’s commitment to comply with international standards with respect to cooperation for tax purposes and to ensure that Bermuda does not facilitate the use of structures which attract profits, but which do not reflect real economic activity within Bermuda. The ESA provides that a registered entity other than an entity which is resident for tax purposes in certain jurisdictions outside Bermuda (“non-resident entity”) that carries on as a business any one or more of the “relevant activities” referred to in the ESA must comply with economic substance requirements. The list of “relevant activities” includes carrying on any one or more of the following activities: banking, insurance, fund management, financing, leasing, headquarters, shipping, distribution and service center, intellectual property and holding entities. Under the ESA, if an entity is engaged in one or more “relevant activities,” it is required to maintain a substantial economic presence in Bermuda and to comply with the economic substance requirements set forth in the ESA. An entity will comply with those economic substance requirements if it: (a) is managed and directed in Bermuda; (b) undertakes “core income generating activities” (as may be prescribed under the ESA) in Bermuda in respect of the relevant activity; (c) maintains adequate physical presence in Bermuda; (d) has adequate senior executives, employees or other persons in Bermuda with suitable qualifications; and (e) incurs adequate operating expenditure in Bermuda in relation to the relevant activity undertaken by it.

The ESA requires entities subject to it to make annual filings with the Bermuda Registrar of Companies to demonstrate the economic substance of the entity’s activities and business in Bermuda. The Company does not currently file any ESA declarations as it does not conduct a relevant activity for the purposes of the ESA.

Anti-Takeover Provisions

Our memorandum of association and our amended and restated bye-laws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our shareholders. However, they may also discourage acquisitions that some shareholders may favor. These provisions include:

• a classified Board of Directors with staggered three-year terms until the 2031 Annual Meeting;

•	directors only to be removed for cause and only with a resolution passed by holders of at least 66 2/3% of all issued shares entitled to vote, from and after the Trigger Event;

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from and after the 2031 Annual Meeting, amendments to our amended and restated bye-laws and memorandum of association require the approval of our Board of Directors and a resolution passed by holders of at least 66 2/3% of all issued shares entitled to vote;

•	from and after the 2031 Annual Meeting, only permit shareholder action by written consent when it is unanimously approved by our shareholders;

•	restrictions on the time period in which directors may be nominated;

•	limitations on our shareholders’ ability to call special general meetings; and

•	the ability of our Board of Directors to determine the powers, preferences and rights of preference shares and to cause us to issue the preference shares without shareholder approval.

In addition, our amended and restated bye-laws contain provisions which prohibit us, subject to certain exceptions, from engaging in business combinations and other specified transactions with persons (excluding Bain Charger and its affiliates) for a period of three years after the time of the transaction in which the person acquired 15% of more of our issued voting shares.

Transfer Agent and Registrar

Maples Corporate Services (Bermuda) Limited in Bermuda acts as our registrant, and a branch register is maintained in the United States by Computershare Trust Company, N.A.

Computershare Trust Company, N.A is our transfer agent.

Listing

Our common shares are listed on The Nasdaq Global Select Market under the symbol “KMTS.”